	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2008 FIRST QUARTER RESULTS

SEGUIN, Texas, May 6, 2008 – Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2008.

Net sales in the quarter were $133.8 million, an 11% increase compared to net sales of $120.1 million for the first quarter of 2007.  Net income for the quarter was $2.8 million, or $0.29 per diluted share, more than triple the 2007 net income of $0.8 million, or $0.08 per diluted share.  The improvement resulted from increased sales in each of the Company’s operating segments and improved margins as the Company continues to benefit from efficiency initiatives undertaken in late 2006. The first quarter of 2008 includes the effects of the acquisition of Henke, which was completed on March 6, 2007 and contributed $1.7 million to sales and approximately $0.02 to diluted earnings per share in the quarter.

Income from operations also exhibited substantial improvement at $5.3 million, or 4.0% of sales, in the first quarter of 2008 compared to $3.1 million, or 2.6% of sales, in the prior year as a result of the initiatives referenced above.

The Company’s North American Industrial Division sales for the first quarter of 2008 were $62.6 million, an 8% increase compared to $58.1 million in the prior year’s first quarter.  Without the Henke acquisition, which is reported in this Division, sales were $61.0 million, an increase of 5% compared to the first quarter of 2007.  This division primarily sells equipment used in right of way and infrastructure maintenance to governmental entities and related contractors.  Despite concerns about softness in governmental revenues as a result of the current economic downturn, demand for the Company’s products in this sector increased and is generally holding steady, although there are some weak areas such as the parking lot contractor segment of our sweeper business.

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ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2008

Sales in the Company’s North American Agricultural Division were $32.5 million in the first quarter of 2008, a 10% increase versus $29.4 million in the first quarter of 2007.  This improvement reflects the strength of the overall agriculture market, which is benefiting from higher prices and growing demand for commodities.  The combination of these factors has boosted U.S. farm incomes, leading to increased demand for agricultural equipment, though again, there are some soft spots such as drought affected areas in the southeastern U.S. and the hobby farm market in general.

Alamo’s European Division reported sales of $38.7 million, an increase of over 18% compared to sales of $32.7 million in the first quarter of the prior year.  This also reflects improvement in the overall agricultural market, steady demand from the Company’s governmental customers and to a lesser extent, a benefit due to the strengthening of the euro compared to the U.S. dollar.

Ron Robinson, Alamo Group’s President and CEO, commented, “The first quarter of 2008 continued to exhibit the benefits of the consolidation and efficiency initiatives we began in 2006, which has been further enhanced by sales growth in all sectors of our business.  We believe this trend should continue for the rest of the year since overall the agricultural market shows no signs of slowing and our governmental business appears to be holding steady.  While the current softness in the overall economy may begin to affect the governmental sector as they move into their 2009 budgets, most of our sales in this area are for right-of-way maintenance rather than capital expansion projects and therefore we feel encouraged about our medium-term prospects as well.  In our European markets, demand should continue to benefit from steady conditions in core markets and increased opportunities for expansion in Eastern Europe.”

“We are encouraged about the outlook for Alamo Group based on our first quarter results and trends we see in our markets.  That said, we continue to carefully monitor rapidly rising input expenses, particularly for energy and steel, and the effects this could have on both our costs and the markets for our products.  With ongoing efforts to improve our operational efficiencies, we believe the Company can mitigate some of these inflationary forces.  Overall, we remain optimistic about our prospects in 2008 and believe that internally, growth in earnings should continue to outpace sales growth as we move through the year.”

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ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2008

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,400 employees and operates sixteen plants in North America and Europe as of February 2008.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

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ALAMO GROUP REPORTS 2008 FIRST QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/08	3/31/07
North American
Industrial	$62,612	$58,057
Agricultural	32,503	29,394
European	38,666	32,696
Total Sales	133,781	120,147

Cost of sales	108,800	98,590
Gross margin	24,981	21,557
	18.7%	17.9%

Operating Expenses	19,619	18,492
Income from Operations	5,362	3,065
	4.0%	2.6%

Interest Expense	(1,835)	(2,183)
Interest Income	410	289
Other Income (Expense)	251	53

Income before income taxes	4,188	1,224
Provision for income taxes	1,356	391

Net Income	$2,832	$833

Net income per common share:
Basic	$0.29	$0.09

Diluted	$0.29	$0.08

Average common shares:
Basic	9,797	9,765

Diluted	9,921	9,947

Summary Balance Sheet Data

	3/31/08	3/31/07
Receivables	138,564	125,024
Inventories	121,788	126,771
Current Liabilities	78,570	76,113
Long Term Debt	114,017	108,954
Equity	201,930	183,063